ARTHUR ANDERSEN

                                                                Exhibit 15



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors of Southern Investments UK plc

     We have reviewed the accompanying condensed consolidated balance sheet of SOUTHERN INVESTMENTS UK plc (a company incorporated in England and Wales) as of September 30, 1998, and the related condensed consolidated statements of income for the three-month and six-month periods ended September 30, 1998 and 1997, and the condensed consolidated statements of cash flows for the six-month periods ended September 30, 1998 and 1997. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States.

     We have previously audited, in accordance with generally accepted auditing standards in the United States, the consolidated balance sheet of SOUTHERN INVESTMENTS UK plc as of March 31, 1998, and, in our report dated June 19, 1998, we expressed an unqualified opinion on that consolidated balance sheet. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 1998, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.





/s/ ARTHUR ANDERSEN
ARTHUR ANDERSEN

Bristol, England

November 12, 1998